UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gabriel L. Ellisor as Director. On April 6, 2018, the board of directors (the “Board”) of Energy XXI Gulf Coast, Inc. (the “Company”) appointed Gabriel L. Ellisor as a member of the Board and also appointed Mr. Ellisor to serve as Chair of the Audit Committee of the Board (the “Audit Committee”).

Mr. Ellisor, age 44, served as Chief Financial Officer of Three Rivers Operating Company II from July 2012 to February 2015. Mr. Ellisor also served as the Chief Financial Officer for Three Rivers Operating Company I from 2010 to 2012. Both Three Rivers entities were private equity companies focused in the Permian Basin. Prior to joining Three Rivers, Mr. Ellisor was a principal at Rivington Capital Advisors from 2008 to 2010, a boutique investment banking firm that specializes in raising private capital and providing merger and acquisition advisory services for the energy and production sector. Mr. Ellisor has approximately 20 years of experience in the finance sector of the oil and gas industry, including holding various positions at First Interstate Bank, Wells Fargo and BNP Paribas. During his tenure at BNP Paribas from June 1997 to May 2008, Mr. Ellisor was responsible for arranging, structuring and underwriting various financings, including revolving bank facilities, institutional term loans and high yield offerings. He also serves on the board of directors of SilverBow Resources, Inc. and Salt Creek Midstream LLC. Mr. Ellisor earned a B.B.A., with a major in Finance, from Texas Christian University. The Board believes that Mr. Ellisor is qualified to serve on the Board based on his extensive financial experience in the energy industry.

Arrangements and Understandings. Mr. Ellisor’s appointment resulted from an extensive search process led by the Nomination and Governance Committee of the Board. There are no arrangements or understandings between Mr. Ellisor and any other person pursuant to which Mr. Ellisor was elected as director of the Company, and there are no family relationships between Mr. Ellisor and any of the Company’s other directors or executive officers. There are no transactions between the Company and Mr. Ellisor that are reportable pursuant to Item 404(a) of Regulation S-K.

Compensation for Mr. Ellisor. Mr. Ellisor is entitled to the equity grants and director fees to which a non-employee member of the Board is entitled under the Company’s existing non-employee director compensation policy, as described in this paragraph. On April 6, 2018, the date Mr. Ellisor was appointed a director, he received an initial grant of $200,000 of restricted stock units under the Company’s 2016 Long Term Incentive Plan (53,908 restricted stock units, based on the grant date NASDAQ closing price of $3.71 per share). Mr. Ellisor’s initial grant will vest one-third on each of the first, second and third anniversaries of the grant date or, if earlier, upon a change of control. As a result of this vesting schedule, if Mr. Ellisor is not elected by the stockholders at the 2018 Annual Meeting, this grant will be forfeited. Furthermore, as a member of the Board, Mr. Ellisor will be entitled to an annual cash retainer of $75,000 and an annual restricted stock unit grant of $130,000 (based on grant date value). Mr. Ellisor, as Chair of the Audit Committee, will also be entitled to an annual cash retainer of $25,000.

Item 7.01 Regulation FD Disclosure

On April 10, 2018, the Company issued a press release announcing the appointment of Mr. Ellisor to the Board. A copy of such press release relating to this appointment is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit Number	Description
99.1*	Press Release by Energy XXI Gulf Coast, Inc. dated April 10, 2018

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2018	By:	/s/ Marguerite Woung-Chapman
Marguerite Woung-Chapman Senior Vice President and General Counsel